Exhibit 5.1

February 19, 2003

Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090

Ladies and Gentlemen:

     We are acting as special counsel to CIENA Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of 20,000,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), issuable under the CIENA Corporation 2003 Employee Stock Purchase Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Plan.

3.	The Third Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on February 13, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated January 24, and February 18, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the authorization and issuance of the Shares and arrangements in connection therewith.

6.	The proxy statement of the Company dated as of January 27, 2003, and filed with the Commission on January 27, 2003 (the “Proxy

Board of Directors
CIENA Corporation
February 19, 2003

Statement”), relating to, among other things, the approval of the Plan by the Company’s stockholders at the Company’s Annual Meeting of Stockholder to be held on March 12, 2003.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered against payment therefor in the manner and on the terms contemplated in the Registration Statement and the Plan (including approval of the Plan by the Company’s stockholders in accordance with the Proxy Statement), will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.